Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Visualant, Inc., of our report dated December 28, 2010 to the consolidated financial statements of Visualant, Inc. as of September 30, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2010. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Madsen & Associates CPA’s, Inc.
Salt Lake City, Utah

August 17 , 2011